TERRA LYCOS COMPLETES COMBINATION

   Transaction Closed Following Today's Landslide Lycos Shareholder Vote;
            "TRLY" Trading to Begin on Tuesday, October 31, 2000

BARCELONA, Spain and WALTHAM, Mass. - October 27, 2000 - Terra Networks, S.A. (NASDAQ: TRRA and Spanish Stock Exchanges: TRR) and Lycos, Inc. (NASDAQ: LCOS) today announced the companies have completed their combination announced in May. The new shares are expected to begin trading on the Nasdaq National Market under the symbol "TRLY" and the Spanish stock exchanges under the symbol "TRR" on Tuesday, October 31, 2000.

Lycos stockholders, who overwhelmingly approved the combination earlier today, will receive 2.15 Terra shares for every Lycos share. Fractional shares will be paid in cash. Stockholders will have the option of choosing either a Terra ordinary share or a Terra ADS (American Depositary Share). Shareholders "of record" who hold shares in their own name will receive a letter of transmittal, in which they will be instructed where to deliver their Lycos shares, and given the choice to receive Terra Lycos ordinary shares or ADSs in exchange. Shareholders who hold shares through a broker in "street name" will be credited with ADSs automatically, but may exchange those ADSs for ordinary shares by contacting the exchange agent, Citibank, at the phone numbers given below.

Citibank, N.A. has been appointed as Exchange Agent for the Terra Lycos combination. Any questions for the Exchange Agent should be directed to
(212) 657-1985 or (212) 657-7800. Citibank is also the depositary bank for the Terra ADSs. Georgeson Shareholder Communications, Inc. has been appointed as Information Agent for the combination. Any questions for the Information Agent should be directed to (800) 223-2064 or (212) 440-9800 or admin@georgeson.com.

About Terra Lycos
Terra Lycos is a new global Internet network operating in 40 countries in 19 languages, reaching 91 million unique monthly visitors worldwide. Created by the combination of Terra Networks, S.A. and Lycos, Inc., Terra Lycos is one of the most popular Internet networks in the U.S., Europe and Asia, is the leading portal to Spanish- and Portuguese-speaking markets, and is the number three access provider in the world. The Terra Lycos network of sites includes Lycos.com, Terra.com, Angelfire.com, ATuHora.com, Gamesville.com, HotBot.com, htmlGEAR.com, Invertia.com, LycosZone.com, Matchmaker.com, Quote.com, Rumbo.com, Sonique.com, Tripod.com, Webmonkey.com, WhoWhere.com and Wired News (Wired.com). The company's corporate headquarters are in Barcelona, Spain and its operating headquarters are in Waltham, Mass.

Forward Looking Statements
This release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address: expected date of trading of the new Terra Lycos ADSs; future financial and operating results; and the benefits of the merger.


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The following factors, among others, could cause the timing of such events or the actual results to differ materially from those described in the forward-looking statements: any delay in the registration of the capital increase relating to the Terra Networks ordinary shares underlying the ADSs or in the listing on the Spanish Stock Exchanges of such ordinary shares; the risk that Terra's and Lycos's businesses will not be integrated successfully; costs related to the merger; inability to further identify, develop and achieve commercial success for new products, services and technologies; increased competition and its effects on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology and content providers.

For a detailed discussion on these and other cautionary statements, please refer to the proxy statement/prospectus which Terra and Lycos have filed with the Securities and Exchange Commission, and to Terra's filings with the Securities and Exchange Commission, including the Risk Factors section of Terra's F-1 filing that became effective in November 1999, and Lycos's filings with the Securities and Exchange Commission, including the section titled "Factors Affecting the Company's Business, Operating Results and Financial Conditions" of the Management's Discussion and Analysis in its Form 10-K for the year ended July 31, 1999 and the Risk Factors section of Lycos's S-3 filing that became effective in March, 2000. We urge investors to read the proxy statement/prospectus and any other relevant documents that Terra Networks and Lycos have filed and will file with the SEC because they contain important information.

Investors and securityholders may obtain a free copy of the documents filed by Lycos and Terra with the SEC at the SEC's web site at www.sec.gov or for free from Lycos or Terra.

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(C)2000 Lycos, Inc. - Lycos(R)is a registered trademark of Carnegie Mellon
University. All other product or service marks mentioned herein are those of Lycos or their respective owners. All rights reserved.